EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)


                                                    QUARTER ENDED
                                                January 31, February 1,
                                                    2004        2003
NET EARNINGS
  Basic net earnings                               $ 7,706    $  6,158
                                                   =======    ========
  Diluted net earnings                             $ 7,706    $  6,158
                                                   =======    ========

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic weighted average common shares
        outstanding                                 29,376      29,249
  Add: Shares issuable from assumed exercise
        of options                                     409         254
                                                   -------      ------
  Diluted weighted average shares
         Outstanding                                29,785      29,503
                                                   =======    ========

NET EARNINGS PER SHARE:

  Basic                                            $   .26     $   .21
                                                   =======    ========
  Diluted                                          $   .26     $   .21
                                                   =======    ========